EXHIBIT 99.1

Contacts:	Media Joe Muehlenkamp 314.554.4135 jmuehlenkamp@ameren.com	Analysts Douglas Fischer 314.554.4859 dfischer@ameren.com	Andrew Kirk 314.554.3942 akirk@ameren.com

For Immediate Release

Rafael Flores Elected to Ameren Board of Directors

ST. LOUIS (Oct. 9, 2015) — The board of directors of Ameren Corporation (NYSE: AEE) announced today that Rafael Flores, senior vice president and chief nuclear officer of Luminant, has been elected to the Ameren board of directors effective Nov. 1. Luminant is the largest generator of electricity in Texas, operating coal, nuclear and natural-gas power plants, and is a subsidiary of Energy Future Holdings Corporation.

Flores has served as senior vice president and chief nuclear officer of Luminant since March 2009, and in various other capacities with the company and its predecessors since 1983. His responsibilities include overseeing operations of the Comanche Peak Nuclear Power Plant in Texas and representing Luminant with the Nuclear Regulatory Commission, the Institute of Nuclear Power Operations, the Nuclear Energy Institute and on various committees and working groups in the nuclear industry. Flores has announced his retirement from Luminant effective Dec. 31.

Flores holds a bachelor’s degree in nuclear engineering from Texas A&M University, where he serves on the university’s Nuclear Engineering Advisory Council.

“Rafael Flores is one of the great leaders in the nuclear industry, and his decades of experience in safely and efficiently running nuclear energy facilities will be a tremendous asset to our company and our board of directors,” said Warner L. Baxter, Ameren’s chairman, president and chief executive officer. “Ameren’s Callaway Energy Center is a critical nuclear generation resource in providing safe, clean, reliable and reasonably priced energy for our customers, and Mr. Flores’ extensive nuclear operating experience will help guide Ameren as we seek to continue to operate our business in a way that delivers superior value to our customers and our shareholders.”

Flores’ election will increase the size of the Ameren board of directors from 11 members to 12 on Nov. 1. He will serve on the board’s Nuclear Oversight and Environmental Committee and its Nominating and Corporate Governance Committee.

St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric delivery and transmission service as well as natural gas delivery service while Ameren Missouri provides vertically integrated electric service, with generating capacity of 10,200 megawatts, and natural gas delivery service. Ameren Transmission Company of Illinois develops regional electric transmission projects. Follow the company on Twitter @AmerenCorp. For more information, visit Ameren.com.

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